Exhibit 10.56

MEDIA ARTS GROUP, INC.

CONSULTING AGREEMENT

This Consulting Agreement, including the attached Exhibits (“Agreement”) is made and entered into as of the 1st day of April, 2002, by and between MEDIA ARTS GROUP, INC. (“MAGI”), a Delaware corporation, and Richard F. Barnett (“Consultant”).  MAGI desires to retain Consultant as an independent contractor to perform consulting services for MAGI relating to QVC sales, new dealer recruiting, digital capture of artwork and assistance to the sales department, and Consultant is willing to perform such services, on terms set forth more fully below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1.  SERVICES AND COMPENSATION

(a)  Consultant agrees to perform for MAGI the services described in the attached EXHIBIT A (“Services”).

(b)  MAGI agrees to pay Consultant the compensation set forth in the attached EXHIBIT B for the performance of the Services.

2.  CONFIDENTIALITY

(a)  You agree as follows:

(i)            all Confidential Information remains the sole and exclusive property of MAGI;

(ii)           except in the course of your performing the Services for MAGI, for a period of two years after the termination of this Agreement, you shall keep any and all Confidential Information strictly confidential and shall not sell, trade, publish, disclose, use, produce, permit access to or otherwise reveal Confidential Information to anyone in any manner whatsoever including, without limitation, by means of photocopy, reproduction or electronic media.

(iii)          “Confidential Information” means any and all information that is confidential and/or proprietary to MAGI, whether or not marked as “confidential” or “proprietary” which relates to MAGI’s past, present or future business activities, development, or research including, without limitation, all of the following: sales volume, co-operative advertising information, designs, illustrations, data, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how”, new product or new technology information, product prototypes, product copies, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, including trade names, trademarks, customer, supplier or personal names and other information related to customers, suppliers or personnel, pricing policies and financial information, designs, drawings, specifications, techniques, models, source code, object code, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets or nonpublic business information.  Confidential Information does not include any information which (a) was in the lawful and unrestricted possession of you prior to its disclosure by MAGI, (b) is or becomes generally available to the public by acts other than those of you after receiving it, (c) has been received lawfully and in good faith by you from a third party who did not derive it from MAGI, (d) is disclosed as required by law, a court order or other governmental authority, or (e) is disclosed with the prior consent of MAGI.

(iv)          Confidential Information includes all styles, designs, customer lists, files, reports, correspondence, records, financial data of any kind and all other documents, regardless of form or medium (i) developed by you during the term of this Agreement, (ii) received by you from or on behalf of MAGI and (iii) to which you were given access in the course of your providing the Services(c)  Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity with which Consultant has an agreement or a duty to keep in confidence information acquired by Consultant in confidence and that Consultant will not bring onto the premises of MAGI any unpublished document or proprietary information belonging to such an employer, person, or entity unless consented to in writing by such employer, person, or entity.  Consultant will indemnify MAGI and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from MAGI’s use of the work product of Consultant under this Agreement.

(b)  Consultant recognizes that MAGI has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on MAGI’s part to maintain the confidentiality of such information and use it only for certain limited purposes.  Consultant agrees that Consultant owes MAGI and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for MAGI consistent with MAGI’s agreement with such third party.

(c)  Upon the termination of this Agreement, or upon MAGI’s earlier request, Consultant will deliver to MAGI all of MAGI’s property relating to, and all tangible and electronic embodiments of, Confidential Information in Consultant’s possession or control.

(d)  Consultant represents and warrants that each employee of Consultant, and each independent contractor of Consultant, if any, has executed an agreement with Consultant containing provisions in MAGI’s favor substantially similar to this Section 2.

3.  OWNERSHIP

Consultant agrees that all copyrightable material, notes, records, drawings, designs, improvements, developments, discoveries and trade secrets (collectively, “Developments”) conceived, made or discovered by Consultant in performing the Services, solely or in collaboration with others, during the term of this Agreement relating to the business of MAGI shall be the sole property of MAGI.  In addition, to the extent allowed by law, any Developments which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act.  Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to MAGI all such Developments and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto.  If any Development which constitutes copyrightable subject matter is not deemed to be a “work made for hire” under the United States Copyright Act, then the Consultant shall, and hereby does, grant to MAGI an exclusive perpetual, irrevocable, royalty free, transferable, license to use such Development in any manner and in every medium, whether now known or hereafter devised, for any purpose throughout the Universe.

(b)  Upon the termination of this Agreement, or upon MAGI’s earlier request, Consultant will deliver to MAGI all of MAGI’s property relating to, and all embodiments of, Developments in Consultant’s possession and control.

(c)  Consultant agrees to assist MAGI, or its authorized representative, at MAGI’s expense, to obtain and from time to time enforce and defend MAGI’s rights in the Developments and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and to execute all documents reasonably necessary for MAGI to do so.

(d)  MAGI agrees that if in the course of performing the Services, Consultant incorporates into any Development developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (“Item”), MAGI is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with such Invention.

(e)  Consultant agrees that if MAGI is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Developments assigned to MAGI above, then Consultant hereby irrevocably designates and appoints MAGI and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

(f)  Consultant represents and warrants that each employee of Consultant, and each independent contractor of Consultant, if any, has executed an agreement with Consultant containing provisions in MAGI’s favor substantially similar to this Section 3.

(g)  Notwithstanding any other provision of this Section 3, the provisions of this Section 3 shall not apply to any Invention that qualifies in all respects under Section 2870 of the California Labor Code, which provides: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information, except for those Developments that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual demonstrably anticipated research or development of the employer. (2) Result from any work performed by the employee for the employer.  (b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”  Consultant shall advise MAGI promptly and in writing of any of his or her previous or future works or Developments which he believes qualify under the California Labor Code Section 2870.  MAGI agrees to receive such information in confidence.

4.  CONFLICTING OBLIGATIONS

Consultant represents and warrants that each employee of Consultant, and each independent contractor of Consultant, if any, has executed an agreement with Consultant containing provisions in MAGI’s favor substantially similar to Sections 2, 3 and 7 of this Agreement.

5.  TERM AND TERMINATION

(a)  This Agreement will commence on the date first written above and will continue for one year.  Upon mutual agreement of MAGI and Consultant, this Agreement may be renewed for up to two additional one-year periods.

(b)  Upon termination all rights and duties of the parties shall cease except: (i) that MAGI shall be obligated to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for unpaid services and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and (ii) Section 2 (Confidentiality) shall survive termination of this Agreement for two years after termination, and Sections  3 (Ownership), and 7 (Independent Contractors) shall survive termination of this Agreement.

6.  ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of MAGI.

7.  INDEPENDENT CONTRACTORS

(a)  Consultant enters into this Agreement as, and shall continue to be, an independent contractor.  In no circumstance shall Consultant look to MAGI as his or her employer, partner, agent, or principal.  Neither Consultant nor any employee of Consultant shall be entitled to any benefits accorded to MAGI’s employees, including worker’s compensation, disability insurance, retirement plans, or vacation or sick pay.  Notwithstanding the foregoing, any benefits due to Consultant under the Letter Agreement and Release, dated May 1, 2002, between Consultant and MAGI (the “Letter Agreement”) shall be provided by MAGI.

(b)  Consultant shall be responsible for providing, at Consultant’s expense and in Consultant’s name, disability, workers’ compensation, or other insurance required by law or as Consultant may deem necessary or appropriate, as well as licenses and permits usual or necessary for performing the Services.  Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation, including estimated taxes and payroll taxes, and shall provide MAGI with proof of payment on demand.  Consultant hereby agrees to indemnify MAGI for any claims, losses, costs, fees, liabilities, damages, or injuries suffered by MAGI arising from Consultant’s breach of this provision.

(c)  Consultant and MAGI shall provide to each other upon request any information reasonably necessary to determine their obligations under this Agreement, fulfill the purposes of this Agreement or maintain accurate records.

(d)  Consultant shall perform the Services in a professional manner and shall have sole discretion and control of the Services and the manner in which they are to be performed, without the advice, control, or supervision of MAGI.

(e)  Consultant agrees to indemnify MAGI from any and all loss or liability incurred by reason of the alleged breach by Consultant of any confidentiality or services agreement with anyone other than MAGI.

8. WAIVER OF JURY TRIAL; EQUITABLE RELIEF AND ATTORNEYS FEES

(a) Each of Consultant and MAGI agree that neither party shall have the right to a jury trial, and each hereby does waive any and all rights to a jury.

(b)  Consultant agrees that it would be impossible or inadequate to measure and calculate MAGI’s damages from any breach of the covenants set forth in Sections 2 or 3 herein.  Accordingly, Consultant agrees that if Consultant breached Section 2 or 3, MAGI has, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an order restraining such breach or threatened breach and specific performance of any such provision.  Consultant further agrees to the extent provided by law that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and the ordering of such specific performance.

9.  GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted under, the laws of the State of California without reference to conflict of laws principles.

10.  ENTIRE AGREEMENT

Except for the Letter Agreement, this Agreement and the Exhibits hereto form the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof.

11.  WAIVER

Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.

12.  MODIFICATION

No modification to this Agreement, nor any waiver of any rights, shall be effective unless agreed to in writing by Consultant and MAGI.

13.  COUNTERPARTS

This Agreement may be executed in counterpart, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

14.  INTERPRETATION

Consultant and MAGI agree that this Agreement was the product of negotiation, with each party having the opportunity to propose modification of terms.  Accordingly, any ambiguity in this Agreement shall not be construed for or against any party based upon who prepared such terms;  the parties hereby expressly waive California Civil Code Section 1654 with respect thereto.

15.  SEVERABILITY

Should any provision of this Agreement be found to be void or unenforceable, the remainder of this Agreement shall remain in full force and effect.

16.  SUBJECT TO APPROVAL OF BOARD OF DIRECTORS

Consultant understands, acknowledges and agrees that this Agreement and its effectiveness is subject to the approval of the Board of Directors of MAGI.  If the Board of Directors of MAGI does not approve this Agreement, this Agreement shall not become effective and shall be of no force or effect.

IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of Consultant and MAGI as of the day and year written above.

MEDIA ARTS GROUP INC.

/s/ Richard F. Barnett	By:	/s/ Ron D. Ford
Richard F. Barnett
	Name:	Ron D. Ford

	Title:	Chief Executive Officer

EXHIBIT A

The following Services are to be performed by Consultant.  MAGI understands and acknowledges that Consultant may provide consulting services to others and undertake other activities unrelated to the Services under this Agreement (including, without limitation, operation of one or more Signature Dealer galleries and the development and operation of an originals and Plein Air program for Thomas Kinkade).  In consideration thereof, based on an average work week of 40 hours, on average over the term of this Agreement the performance of the Services will constitute 55% of Consultant’s work time, activities related to the galleries and originals and Plein Air program will constitute 30% of Consultant’s work time and other activities will constitute 15% of Consultant’s work time; provided that during the first 90 days of Consultant first commencing gallery operations, the relative percentages will be 45% for the Services and 55% for the gallery.

1.             Upon request of MAGI, Consultant shall serve as the spokesperson for MAGI and Thomas Kinkade in connection with QVC programming.

2.             Upon request of MAGI, Consultant shall appear with Thomas Kinkade at personal appearances organized by MAGI (this portion of the services will involve travelling on the part of Consultant).

3.             Upon request of MAGI, Consultant shall assist in promotional and other events conducted by MAGI.

4.             Consultant shall consult with and assist MAGI in monitoring, policing and enforcing unauthorized use of MAGI’s products, violations of dealer agreements, copyright and trademark infringement and related matters.

5.             Consultant shall consult with and advise MAGI and Thomas Kinkade on Thomas Kinkade’s release schedule and work.

6.             Consultant shall provide services as a historian of Thomas Kinkade’s art and MAGI.

7.             Consultant shall assist the Vice President of Sales in the development of a plan for the retail sale of paper products.

8.             As requested by MAGI, Consultant shall generally consult with the Vice President of Sales and other members of senior management on the business and direction of MAGI.

9.             Upon request of MAGI, Consultant shall advise MAGI on the development/growth of sales to specific galleries selected by MAGI.

10.           Assist MAGI in acquiring or locating Thomas Kinkade artwork suitable for publication by MAGI.

11.           Consultant shall advise MAGI on the development of a gallery featuring Thomas Kinkade’s “Plein Air” works.

12.           MAGI shall provide an office for Consultant at MAGI’s headquarters.  The office shall be comparable to the offices provided to Vice Presidents of MAGI.  Consultant shall perform his duties at such office at least once per week.

EXHIBIT B

(a)           MAGI shall pay to Consultant an amount equal to $250,000 per year during the term of this Agreement.  Such amount will be paid in 26 approximately equal payments in accordance with MAGI’s payroll practices.  MAGI shall reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of the Services to the extent such expenses would be reimbursable by MAGI if incurred by a Vice President of MAGI in the performance of his/her duties.  In the event this Agreement is terminated for any reason other than the gross negligence or willful misconduct of Consultant, MAGI shall pay to Consultant an amount equal to (x) all compensation due to Consultant under this paragraph (a) for the remainder of the initial one-year term (payable on the effective date of termination) and (y) the additional payments set forth in paragraph (b) (calculated based on the formula set forth below and the actual results for the Period, with such additional payment to be made 60 days after the end of the Period).

(b)           In addition to the payment provided in paragraph (a) above, MAGI shall be eligible to receive additional payments based on MAGI’s 2002 and 2003 Plan as set forth below.  Such additional payments, if any, shall be paid within 60 days after March 31, 2003.  The period from April 1, 2002 to March 31, 2003 is referred to as the “Period.”  The terms “Plan,” “Base Plan,” “Budget,” and “Superior Plan,” refer to MAGI’s approved plan for the 9 months ended December 31, 2002 and the 3 months ended March 31, 2003.  If, during the Period, MAGI’s revenue and profit is equal to Base Plan, Consultant shall be eligible to receive 33% of the amounts set forth in (i) through (iv) below.  If, during the Period, MAGI’s revenue and profit is equal to Budget, Consultant shall be eligible to receive 66% of the amounts set forth in (i) through (iv) below.  If, during the Period, MAGI’s revenue and profit is equal or greater than Superior Plan, Consultant shall be eligible to receive 100% of the amounts set forth in (i) through (iv) below.  If, during the Period, MAGI’s revenue or profit is less than Base Plan, Consultant shall not be entitled to receive any amounts set forth in (i) through (iv) below.  If, during the Period, MAGI’s revenue and profit is greater than Base Plan but less than Superior Plan, the percentage of the amounts set forth in (i) through (iii) below to which Consultant shall be eligible shall be determined by interpolation based on the percentages set forth above.  In no event shall the total amount to be paid to Consultant under this paragraph (b) exceed $250,000.

(i)                                     If, during the Period, MAGI’s sales to QVC are equal to Base Plan, MAGI shall pay to Consultant $50,000 (i.e., 33% of $150,000).  If, during the Period, MAGI’s sales to QVC are equal to Budget, MAGI shall pay to Consultant $100,000 (i.e., 66% of $150,000).  If, during the Period, MAGI’s sales to QVC are equal or greater than Superior Plan, MAGI shall pay to Consultant $150,000 (i.e., 100% of $150,000).  If, during the Period, MAGI’s sales to QVC are less than Base Plan, MAGI shall not pay Consultant any amounts under this clause (i).  If, during the Period, MAGI’s sales to QVC are greater than Base Plan but less than Superior Plan, the dollar amount to which Consultant shall be entitled under this clause (i) shall be determined by interpolation based on the amounts set forth above.  All amounts determined by the formula in this clause (i) shall be further adjusted by the formula set forth in the first paragraph of this paragraph (b).  In no event shall the total amount to be paid to Consultant under this clause (i) exceed $150,000.

(ii)                                  If, during the Period, the number of new Signature Dealers opened equals Base Plan, MAGI shall pay to Consultant $16,667 (i.e., 33% of $50,000).  If, during the Period, the number of new Signature Dealers opened equals Budget, MAGI shall pay to Consultant $33,333 (i.e., 66% of $50,000).  If, during the Period, the number of new Signature Dealers opened equals or exceeds Superior Plan, MAGI shall pay to Consultant $50,000 (i.e., 100% of $50,000).  If, during the Period, the number of new Signature Dealers opened is less than Base Plan, MAGI shall not pay Consultant any amounts under this clause (ii).  If, during the Period, the number of new Signature Dealers opened is greater than Base Plan but less than Superior Plan, the dollar amount to which Consultant shall be entitled under this clause (ii) shall be determined by interpolation based on the amounts set forth above.  All amounts determined by the formula in this clause (ii) shall be further adjusted by the formula set forth in the first paragraph of this paragraph (b).  In no event shall the total amount to be paid to Consultant under this clause (ii) exceed $50,000.  A “new” Signature Dealer is a dealer that signs a new dealer agreement for a new location.  A new dealer does not include (i) a transfer, assignment or sale of a dealership, gallery, location or territory (or other change of ownership), (ii) a renewal of a dealer agreement, dealership, gallery, location or territory, (iii) an upgrade or downgrade of a dealer agreement, dealership, gallery, location or territory, (iv) the change in location of a dealership, (v) the closing or termination of a dealer agreement, dealership, gallery, location or territory, followed by the opening of a similar dealership, gallery, location or territory, or (vi) the opening or creation of a gallery or dealership which, in general, does not result in a net increase in the number of dealerships.

(iii)                               If, during the Period, revenue and profit from sales to the Signature Galleries selected by MAGI pursuant to Paragraph 9 of Exhibit A of this Agreement (the “Selected Galleries”) is equal to Base Plan, MAGI shall pay to Consultant $25,000 (i.e., 33% of $75,000).  If, during the Period, revenue and profit from sales to the Selected Galleries is equal to Budget, MAGI shall pay to Consultant $50,000 (i.e., 66% of $75,000).  If, during the Period, revenue and profit from sales to the Selected Galleries is equal to or greater than Superior Plan, MAGI shall pay to Consultant $75,000 (i.e., 100% of $75,000).  If, during the Period, revenue or profit from sales to the Selected Galleries is less than Base Plan, MAGI shall not pay Consultant any amounts under this clause (iii).  If, during the Period, revenue and profit from sales to the Selected Galleries is greater than Base Plan but less than Superior Plan, the dollar amount to which Consultant shall be entitled under this clause (iii) shall be determined by interpolation based on the amounts set forth above.  All amounts determined by the formula in this clause (iii) shall be further adjusted by the formula set forth in the first paragraph of this paragraph (b).  In no event shall the total amount to be paid to Consultant under this clause (iii) exceed $75,000.

(iv)                              As determined in the sole and absolute of MAGI’s CEO, Consultant shall be eligible to receive an amount up to $25,000 (in addition to the amounts determined in clauses (i) through (iii) above).  In making such determination, MAGI’s CEO may consider the overall performance of Consultant, the time and effort expended by Consultant in connection with the Services, MAGI’s overall performance during the Period, and such other factors as MAGI’s CEO, in his sole and absolute discretion, may deem appropriate to consider.  The amount determined by MAGI’s CEO to be payable to Consultant under this clause (iv) shall be further adjusted by the formula set forth in the first paragraph of this paragraph (b).  In no event shall the total amount to be paid to Consultant under this clause (iv) be greater than an amount that when added to the total amounts due to Consultant under clauses (i) through (iii) above (prior to any adjustments pursuant to the first paragraph of this paragraph (b)) exceeds $250,000.

EXAMPLE:

Assume (A) MAGI’s revenue and profit for the Period equals Budget; (B) MAGI’s sales to QVC for the Period exceed Superior Plan; (C) the number of new Signature Dealers opened during the Period is less than Base Plan; (D) MAGI’s revenue and profit from sales to the Selected Galleries for the Period equals Base Plan; and (E) MAGI’s CEO determines that Consultant shall be paid an amount equal to $15,000 pursuant to clause (iv) above.

Consultant would be entitled to receive 66% x [$150,000 + $0 + $25,000 + $15,000] = $126,666

The additional payments set forth in this paragraph (b) are applicable only for the first year of this Agreement.  If this Agreement is extended past the first year, Consultant would not be eligible for any of the payments or amounts set forth in this paragraph (b), and any additional payments or eligibility criteria must be mutually agreed between Consultant and MAGI.